Exhibit 3.27

LLC Operating Agreement of Yak Management LLC

THE TRANSFER OF THE LIMITED LIABILITY COMPANY INTERESTS

DESCRIBED IN THIS AGREEMENT IS RESTRICTED AS DESCRIBED HEREIN

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

YAK MANAGEMENT LLC

(a Delaware Limited Liability Company)

Dated as of July 31, 2007

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

YAK MANAGEMENT LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Yak Management LLC is made and entered into by and between the Successor Members.

W I T N E S S E T H:

WHEREAS, the Successor Members hereby confirm the formation of the Company pursuant to the provisions of the Act, and that certain Certificate of Formation of the Company filed in the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on May 3, 2007 (such Certificate, as the same may be amended from time to time, is referred to as the “Certificate of Formation”);

WHEREAS, Lammot J. du Pont and Hossein Fateh, the predecessors-in-interest to the Successor Members, entered into that certain Limited Liability Company Agreement of Yak Management LLC made May 3, 2007 (the “Initial Agreement”), which Initial Agreement has not been amended and is, as of the date of this Agreement, currently the limited liability company agreement of the Company;

WHEREAS, Lammot J. du Pont has assigned his entire respective limited liability company interest in the Company, consisting of a 50% Company Interest and a 50% Participation Interest, to Panda Interests LLC and Hossein Fateh has assigned his entire respective limited liability company interest in the Company, consisting of a 50% Company Interest and a 50% Participation Interest, to Mercer Interests LLC, pursuant to those certain Assignment and Assumption Agreements dated as of July 31, 2007 (the “Assignments”); and

WHEREAS, the Successor Members desire to amend, restate and replace in its entirety the Initial Agreement with this Agreement and desire to set forth the rights and obligations of the members of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Successor Members hereby agree as set forth below.

1. Definitions/Rules of Construction

1.1 Definitions.

“Act” means the Delaware Limited Liability Company Act 6 Del. C. § 18-101, et seq., as amended, and any successor act thereto.

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“Affiliate” or “affiliate” means, with respect to a specified Person, (1) a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person, (2) any Person that is an officer, director, partner, manager or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner, manager or trustee, or with respect to which the specified Person serves in a similar capacity, (3) any Person that, directly or indirectly, is the beneficial owner of ten (10%) percent or more of any class of equity securities of or otherwise has a substantial interest in, the specified Person or of which the specified Person has a substantial beneficial interest and (4) the spouse, issue or parent of the specified Person.

“Bankruptcy Action” means, with respect to any Person, if (1) such Person makes an assignment for the benefit of creditors, (2) such Person files a voluntary petition in bankruptcy, (3) such Person is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (4) such Person consents to or files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any statute, law or regulation, (5) such Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding, (6) such Person seeks, consents to or acquiesces in the appointment of a trustee, receiver, liquidator, sequestrator, custodian or any similar official of or for such Person or of all or any substantial part of its properties, (7) sixty (60) days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any statute, law or regulation, the proceeding has not been dismissed, (8) within sixty (60) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within sixty (60) days after the expiration of any such stay, the appointment is not vacated, or (9) such Person taking any action in furtherance of any of the foregoing. The foregoing definition of “Bankruptcy Action” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Business of the Company” has the meaning ascribed thereto in Article 4 hereof.

“Capital Account” for each Member shall mean the account established, determined and maintained for such Member in accordance with Section 704(b) of the Code and Trea. Reg. Section 1.704-l(b)(2)(iv). The Capital Account for each Member shall be increased by (1) the amount of money contributed by such Member to the Company, (2) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (3) allocations to such Member of Company Net Profits and gain (or items thereof), including income and gain exempt from tax and income and gain described in Trea. Reg. Section 1.704-l(b)(2)(iv)(g), but excluding income and gain described in subsection (b)(4)(i) of said Regulation, and shall be decreased by (4) the amount of money distributed to such Member by the Company, (5) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (6) allocations of Company Net Loss and deduction (or items

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thereof) including loss and deduction described in Trea. Reg. Section 1.704-l(b)(2)(iv)(g), but excluding loss or deduction described in subsections (b)(4)(i) or (b)(4)(iii) of said Regulation. The Capital Account for each Member shall be otherwise adjusted in accordance with the additional rules of Trea. Reg. Section 1.704-l(b)(2)(iv).

“Capital Contribution” means the total amount of cash and the net fair market value of property actually contributed to the Company by each of the Members. For purposes of this Agreement, the phrase “net fair market value of property” means the gross fair market value of property, reduced by liabilities assumed by the Company or to which such property is subject.

“Capital Transaction” means (1) a sale, condemnation or other final disposition of all or a portion of the assets of the Company, whether held directly or indirectly, including, without limitation, the Company’s ownership interests in the Subsidiaries and the Property; (2) a sale of easements, rights-of-way or similar interests in the assets of the Company, whether held directly or indirectly, including, without limitation, the Property; (3) a refinancing of all or a portion of any indebtedness secured by the assets of the Company, whether held directly or indirectly, including, without limitation, the Company’s ownership interests in the Subsidiaries and the Property; or (4) the receipt of insurance proceeds (other than rental or business interruption insurance) or other damage recoveries by the Company (or any portion thereof).

“Code” means the Internal Revenue Code of 1986, as amended, including effective date and transition rules (whether or not codified), and any successor thereto. Any reference to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of succeeding law.

“Company” means Yak Management LLC, a Delaware limited liability company.

“Company Interest(s)” means a limited liability company interest in the Company, as defined in the Act, including, without limitation, a Person’s share of the Company’s net profits, net losses or distributions of the Company’s assets pursuant to this Agreement and the Act. The holder of a Company Interest shall not have any rights of a Member unless and until such holder has been admitted as a Member pursuant to the terms and provisions of this Agreement. Furthermore, no Person holding a Company Interest, including a Member, shall have the right to vote on or to otherwise participate in such matters reserved to the Members of the Company unless and until such Person has received a Participation Interest. For purposes of this Agreement, a transfer of a Company Interest by a Member shall not include any Participation Interest held by such Member unless the instrument of transfer specifically includes a reference that a corresponding portion of such Member’s Participation Interest is also being transferred. The Company Interests and Participation Interests of the Members are set forth on Exhibit A, attached hereto and made a part hereof by this reference, and are stated as a percentage of the total available Company Interests.

“Improvements” means the buildings, structures, fixtures, and other improvements now or hereafter located on the Property.

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“Key Individual” means Lammot J. du Pont or Hossein Fateh, as the context requires.

“Managers” has the meaning ascribed thereto in Section 12.1 of this Agreement. A Manager may, but is not required to be a Member or to own or hold a Company Interest. Each Manager is a “manager” of the Company as such term is defined in Section 18-101(10) of the Act.

“Member” has the meaning ascribed to such term in Section 18-101(11) of the Act.

“Net Cash Flow” shall mean all cash receipts of the Company from any source, including cash receipts derived directly or indirectly, from or in connection with, the Business of the Company and/or Capital Transactions, plus any reduction in Reserves related to the Business of the Company and/or Capital Transactions, less (1) payments directly or indirectly of costs and expenses of any kind related to or arising out of the Business of the Company and/or Capital Transactions; (2) any amounts added to Reserves, as reasonably determined by the Managers; (3) payment by the Company of amounts due on debts and liabilities of the Company other than to a Member; (4) payment of interest, amortization or other charges due on any loan made to the Company by a Member; and (5) repayment of any principal due on any loan made to the Company by a Member.

“Net Profits” and “Net Losses” mean the Company’s taxable income or loss determined in accordance with Code Section 703(a) for each of its fiscal years. For this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss with the following adjustments: (1) such Net Profits and Net Losses will be computed as if items of tax-exempt income and nondeductible, noncapital expenditures (under Code Section 705(a)(1)(B) and 705(a)(2)(B)) were included in the computation of taxable income or loss; (2) that any items specially allocated pursuant to Article 9.5(1) through 9.5(7) hereof shall not be taken into account in computing Net Profits or Net Losses; (3) if any Member contributes property to the Company with an initial book value to the Company different from its adjusted basis for federal income tax purposes to the Company, or if the Company property is revalued in accordance with Trea. Reg. Section 1.704-l(b)(iv)(f) or as otherwise required by the Regulations, depreciation, depletion, amortization, and gain or loss with respect to such property will be computed pursuant to Trea. Reg. Section 1.704-1 (b)(iv)(g); and (4) credits or debits to Capital Accounts due to a revaluation of Company assets in accordance with Trea. Reg. Section 1.704-l(b)(2)(iv)(f), will be taken into account as gain or loss from the disposition of such assets for purposes of computing Net Profits and Net Losses.

“Officer” and “Officers” have the meanings ascribed thereto in Section 12.2 of this Agreement.

“Participation Interest” means the measure of the rights of a Member to participate in any vote or consent to be made by the Members pursuant to this Agreement or by nonwaivable provisions of the Act. As of the date of this Agreement, the Successor Members collectively hold all of the Participation Interests of the Company.

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“Person” means an individual, partnership, limited liability company, joint venture, joint stock company, association, corporation, estate or trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof and any other legal entity.

“Property” means the real property and Improvements located at and commonly referred to as 21362 Smith Switch Road, Ashburn, Virginia 20147, the sole owner of which is Yak Ventures, together with all rights pertaining to such real property and Improvements and all other tangible and intangible property related thereto.

“Reserves” means funds set aside and amounts allocated to reserves as reasonably determined by the Managers, including, without limitation, such amounts set aside for working capital and to pay taxes, insurance, debt service, capital improvements, and other obligations, costs, and expenses incidental to the Business of the Company.

“Subsidiaries” means, collectively, Yak Interests and Yak Ventures.

“Successor Members” means, collectively, Panda Interests LLC, a Virginia limited liability company (“Panda Interests LLC”), and Mercer Interests LLC, a Delaware limited liability company (“Mercer Interests LLC”), together with their respective permitted successors and assigns, each in its capacity as a Member. Each of the Successor Members is a Member.

“Withdrawal Event” means the occurrence of any of the following: (1) the death or adjudication of incompetency of a Member or a Key Individual that results or would otherwise result in the transfer of a Member’s Company Interest to a Person other than a Permitted Assignee; or (2) a determination made by the Managers pursuant to Section 14.2 of this Agreement. For purposes of (1) above in this definition, for Members that are entities, a “transfer of such Member’s Company Interest to a Person other than a Permitted Assignee” shall be deemed to have occurred if, due to the death or adjudication of incompetency of a Key Individual, more than fifty percent (50%) of the ownership of such Member or the control of such Member is transferred to a Person other than a Permitted Assignee.

“Withdrawing Member” means a Member subject to a Withdrawal Event.

“Yak Interests” means Yak Interests LLC, a Delaware limited liability company, the sole owner of which is the Company.

“Yak Ventures” means Yak Ventures LLC, a Delaware limited liability company, the sole owner of which is Yak Interests.

1.2 Interpretation. The terms defined in this Article 1 shall include the plural as well as the singular. Other capitalized terms used in this Agreement and not defined in this Article

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1 shall have the meanings ascribed to such terms elsewhere in this Agreement. Some lower case terms that appear throughout this Agreement also appear above in this Article 1 and elsewhere in this Agreement as capitalized terms. Only when such terms appear as capitalized terms shall such terms have the meanings ascribed to such capitalized terms in this Agreement. Words such as “herein”, “hereunder”, “hereinafter”, “hereto”, “hereby”, and “hereunder” when used with reference to this Agreement refer to this Agreement as a whole, unless the context otherwise requires.

2. Amendment and Restatement of LLC Agreement; Formation of the Company.

2.1 Amendment and Restatement. This Agreement shall constitute the sole limited liability company agreement of the Company. The Initial Agreement is hereby amended, restated, and replaced in its entirety by this Agreement and shall no longer be of any force or effect. Any appointments of a Managing Member, Manager or other “authorized person” of the Company made in the Initial Agreement are hereby rescinded.

2.2 Formation. Susan S. Mullen was initially designated as an “authorized person” within the meaning of the Act and (a) caused the Company to be formed pursuant to the provisions of the Act by executing and delivering the Certificate of Formation to the Secretary of State in accordance with and pursuant to the Act, and (b) delivered and filed the certificate necessary for the Company to be qualified to do business in Virginia. The Company and Successor Members hereby ratify all such filings with the Secretary of State. Upon the filing of the Certificates listed in the foregoing sentence, her powers as an “authorized person” ceased. Each of the Managers is hereby designated as an “authorized person” within the meaning of the Act. Either of the Managers or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business. Either of the Managers shall take such other actions as may from time to time be necessary or appropriate under the laws of the State of Delaware with respect to the formation, operation and continued good standing of the Company as a limited liability company. The rights and liabilities of the Managers, the management of the affairs of the Company and the conduct of the Business of the Company shall be as provided in the Act, except as herein otherwise expressly provided. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act. For purposes of federal and state income taxation, the Member intends the Company to be disregarded as an entity separate from its owner under Treasury Regulation Sections 301.7701-1, 301.7701-2 and 301.7701-3.

3. Name

The name of the Company shall be Yak Management LLC, and all business of the Company shall be conducted under said name, or such other name as the Managers from time to time may determine.

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4. Business and Purpose of the Company

The purposes for which the Company has been formed and the powers that it may exercise are: (1) to engage in any lawful business, purpose or activity in which a limited liability company formed under the Act may engage, including without limitation, any and all lawful activities involving the business of owning and holding directly all of the limited liability company interests of Yak Interests and owning and holding indirectly through Yak Interests all of the limited liability company interests of Yak Ventures, the business purpose of which shall be to, among other things, acquire, finance, refinance, develop, revitalize, lease, maintain, own, operate, manage, enhance and sell or otherwise dispose of the Property; and (2) to do any and all things incidental to the accomplishment of the foregoing purposes, including, but not limited to, hiring and terminating employees, agents, independent contractors, attorneys, accountants, and other personnel, all as the Managers shall determine in accordance with this Agreement (clauses (1) and (2) of this Article 4 collectively referred to herein as the “Business of the Company”). Without in any way restricting the power or authority of the Company, the Company may and shall have all power and authority appropriate to accomplish the foregoing, including, without limitation, the power and authority to hold, acquire or purchase, improve, manage, operate, or lease real property; to incur indebtedness, secured and unsecured, related to such real property; to mortgage, finance, refinance, encumber, lease, sublease, sell, exchange, convey, or transfer interests in such real property; or otherwise deal with or dispose of such real property, as well as contracting for necessary or desirable services of attorneys, accountants and other professionals.

5. Place of Business

5.1 Principal Place of Business. The principal place of business and specified office of the Company at which the records required to be maintained by the Company under the Act are to be kept shall be 1212 New York Avenue, NW, Suite 900, Washington, D.C. 20005, or at such other or additional places of business as the Managers from time to time may designate.

5.2 Registered Agent and Office. The Company hereby designates The Corporation Trust Company, having an address in the State of Delaware at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, as the registered agent of the Company for service of process. The registered office and registered agent may be changed from time to time by the Managers by filing the prescribed forms with the appropriate governmental authorities.

6. Term

The term of the Company commenced on the filing of the Certificate of Formation of the Company and shall continue perpetually unless the Company is sooner terminated in accordance with this Agreement.

7. Capital Contributions

7.1 Initial Capital Contribution. The initial Capital Contribution of each of the Successor Members is set forth on Exhibit A.

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7.2 Additional Capital Contributions. The Managers may determine, from time to time, that additional capital is necessary or advisable for the Business and day-to-day affairs and opportunities of the Company. In such event, the Managers shall provide written notice of such determination to the Members, who shall, within forty-five (45) days of such notice, contribute such additional capital to the Company in proportion to their respective Company Interests. No Member shall make any additional Capital Contributions without the prior written consent of the Managers. No creditor of the Company shall be entitled to request that any Member make additional Capital Contributions. Notwithstanding any provision of this Agreement to the contrary, the Managers may, in their discretion, amend Exhibit A to reflect a change in the Capital Contribution of a Member or Members.

7.3 Withdrawal of Capital Contribution. Except as specifically provided in this Agreement or as required by law or as determined in the sole discretion of the Managers, no Member shall have the right to withdraw or reduce its contributions to the capital of the Company until the termination of the Company. No Member shall have the right to demand and receive any distribution from the Company in any form other than cash, regardless of the nature of such Member’s Capital Contribution. No Member shall be paid interest on Capital Contributions to the Company.

8. Loans and Advances by a Member

If the Company has insufficient funds to meet its obligations as they come due and the Company cannot otherwise borrow the funds from regular lending sources without personal liability to any Member, after the exercise of reasonable efforts by the Managers to obtain such third-party financing, then, in lieu of selling its assets to provide required funds, the Company may borrow necessary funds from a Member, provided, however, that the terms of such borrowing shall be commercially reasonable. If a Member makes a loan or advances any funds to the Company in excess of the Capital Contribution of such Member prescribed herein, such loan or advance shall not be deemed a Capital Contribution to the Company and shall not in any respect increase such Member’s Company Interest in the Company.

9. Allocations and Distributions

9.1 Allocations of Net Profits and Losses.

(1) Net Profits. During each fiscal year, the Net Profits of the Company, and each item of income, gain, or credit entering into the computation thereof, shall be allocated in the following order of priority:

(a) First, to the Members in proportion to cumulative loss allocations to them pursuant to Section 9.1(2), to the extent allocations pursuant to this Section 9.1(l)(a) have not already been made; and

(b) Thereafter, to the Members in proportion to the Company Interests.

(2) Net Losses. During each fiscal year, the Net Losses of the Company, and each item of loss or deduction entering into the computation thereof, shall be allocated to the Members in proportion to the Company Interests, unless otherwise allocated in accordance with Section 704(b) of the Code and the regulations thereunder.

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9.2 Distribution of Net Cash Flow. Subject to Section 9.4 of this Agreement, the Managers may, in their sole discretion, distribute Net Cash Flow among the Members in proportion to the Company Interests.

9.3 Distributions of Net Cash Flow - Receipts from Capital Transactions. Subject to Section 9.4 of this Agreement, in the event that some or all of the Net Cash Flow to be distributed pursuant to Section 9.2 consists of receipts from a Capital Transaction, such portion of Net Cash Flow shall be distributed among the Members as follows:

(1) First, to the Members in proportion to their respective Capital Accounts as of the end of the preceding calendar year until each Member has received cash distributions equal to any positive balance in such Member’s Capital Account; and

(2) Thereafter, to the Members in proportion to the Company Interests.

9.4 Tax Withholding. The Managers may cause the Company to withhold income or other taxes as may be required by, and otherwise comply with and take actions necessary as the result of, the provisions of the Code or any state or local tax law requiring withholding. Any amounts withheld pursuant to this Section 9.4 shall be deemed to have been paid to the Members as distributions in the amounts so withheld.

9.5 Special Allocations. Notwithstanding the preceding provisions of this Article 9, the following special allocations shall be made in the following order:

(1) Minimum Gain Chargeback. Except as otherwise provided in Trea. Reg. Section 1.704-2(f), if there is a net decrease in partnership minimum gain (within the meaning of Trea. Reg. Sections 1.704-2(b)(2) and 1.704-2(d)) during any fiscal year, each Member shall be allocated items of the Company’s income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in partnership minimum gain, determined in accordance with Trea. Reg. Section 1.704-2(g). Allocations made pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Trea. Reg. Sections 1.704-2(f)(6) and 1.7042(j)(2). This provision is intended to comply with the minimum gain chargeback requirement in Trea. Reg. Section 1.704-2(f) and shall be interpreted consistently therewith.

(2) Partner Minimum Gain Chargeback. Except as otherwise provided in Trea. Reg. Section 1.704-2(i)(4), if there is a net decrease in partner nonrecourse debt minimum gain attributable to a partner nonrecourse debt during any fiscal year, each Member who has a share of the partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Trea. Reg. Section 1.704-2(i)(5), shall be allocated items of the Company’s income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in

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an amount equal to such Member’s share of the net decrease in partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Trea. Reg. Section 1.704-2(i)(4). Allocations made pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Trea. Reg. Sections 1.7042(i)(4) and 1.704-2(j)(2). As used herein, “partner nonrecourse debt” has the meaning set forth in Trea. Reg. Section 1.704-2(b)(4). As used herein, “partner nonrecourse debt minimum gain” shall mean an amount, with respect to each partner nonrecourse debt, equal to the partnership minimum gain (within the meaning of Trea. Reg. Sections 1.704-2(b)(2) and 1.704-2(d)) that would result if such partner nonrecourse debt were treated as a nonrecourse liability (within the meaning of Trea. Reg. Section 1.704-2(b)(3)) determined in accordance with Trea. Reg. Section 1.704-2(i)(3). This provision is intended to comply with the minimum gain chargeback requirement in Trea. Reg. Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(3) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Trea. Reg. Sections 1.704-l(b)(2)(ii)(d)(4), (5) or (6), items of the Company’s income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, any adjusted capital account deficit in such Member’s Capital Account, as quickly as possible, provided that an allocation pursuant to this provision shall be made only if and to the extent that such Member would have an adjusted capital account deficit in such Member’s Capital Account after all other allocations provided for in this Article 9 have been tentatively made as if this provision were not in this Agreement. As used herein, “adjusted capital account deficit” shall mean the deficit balance, if any, in a Member’s Capital Account at the end of the relevant fiscal year after the following adjustments: (i) credit to such Capital Account the minimum gain chargeback which the Member is obligated to restore pursuant to the penultimate sentences of Trea. Reg. Sections 1.704-2(g)(l) and 1.704-2(i)(5); and (ii) debit to such Capital Account the items described in Trea. Reg. Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6). This provision is intended to constitute a qualified income offset within the meaning of Trea. Reg. Section 1.7041 (b)(2)(ii)(d) and shall be interpreted consistently therewith.

(4) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any fiscal year which is in excess of the sum of the amounts such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Trea. Reg. Sections 1.7042(g)(1) and 1.704-2(i)(5), each such Member shall be allocated items of the Company’s income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this provision shall be made only if and to the extent that such Member would have a deficit in such Member’s Capital Account in excess of such sum after all other allocations provided for in this Article 9 have been tentatively made as if this provision and the provisions of clause (3) above were not in this Agreement.

(5) Nonrecourse Deductions. Nonrecourse deductions (within the meaning of Trea. Reg. Section 1.704-2(b)(l)) for any fiscal year shall be allocated among the Members in proportion to the Company Interests.

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(6) Partner Nonrecourse Deductions. Any partner nonrecourse deductions (within the meaning of Trea. Reg. Sections 1.704-2(b)(l) and 1.704-2(b)(2)) for any fiscal year shall be allocated to the Member who bears the economic risk of loss with respect to the partner nonrecourse debt (within the meaning of Trea. Reg. Section 1.704-2(b)(4)) to which such partner nonrecourse deductions are attributable in accordance with Trea. Reg. Section 1.704-2(i)(l).

(7) Section 704(c) Allocation. In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted cost basis of such property to the Company for federal income tax purposes and its initial fair market value, as reasonably determined by the Manager, at the time of contribution. In the event that the fair market value of any assets is adjusted pursuant to a revaluation of Company assets in accordance with Trea. Reg. Section 1.704-l(b)(2)(iv)(f), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its fair market value as under Section 704(c) of the Code and the Regulations thereunder. The Managers shall make any elections or other decisions relating to such allocations in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 9.5(7) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profits, losses, other items, or distributions pursuant to any provision of this Agreement.

9.6 Substantial Economic Effect. It is the intention of the Members that the allocations in this Article 9 shall be deemed to have “substantial economic effect” within the meaning of Section 704 of the Code and Trea. Reg. Section 1.704-1. Should the provisions of this Agreement be inconsistent with or in conflict with Section 704 of the Code or the Regulations thereunder, then Section 704 of the Code and the Regulations shall be deemed to override the contrary provisions hereof. If Section 704 or the Regulations at any time require that limited liability company operating agreements contain provisions which are not expressly set forth herein, such provisions shall be incorporated into this Agreement by reference and shall be deemed a part of this Agreement to the same extent as though they had been expressly set forth herein, and the Managers are hereby authorized, by an instrument in writing, to amend the terms of this Agreement to add such provisions, and any such amendment shall be retroactive to whatever extent required to create allocations with a substantial economic effect.

9.7 Allocations and Distributions Upon Dissolution. When the Company is dissolved and liquidated pursuant to Article 15 hereof, all items of income, gain, loss and deduction not previously allocated shall be allocated to the Members pursuant to this Article 9. The parties intend that, after the allocations described in the previous sentence are made and after the final cash distributions to the Members referred to in clause (4) of Section 15.3 are made, the Capital Account balances of the Member equal zero following the dissolution and termination of the Company (but for such amounts reserved under Section 15.3(3)). The parties intend that the provisions of this Article 9 and Article 15.3 shall be construed to achieve this result.

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Limited Liability Company Agreement

Yak Management LLC

10. Bank Accounts, Books, Records and Tax Returns

10.1 Bank Accounts. All funds of the Company shall be deposited in the Company’s name in such bank account or accounts as the Managers shall designate. Withdrawals from any such bank accounts shall be made only in the regular course of business of the Company and shall be made upon such signature or signatures as the Managers from time to time may designate.

10.2 Records and Books of Account. At all times during the continuance of the Company, the Managers shall keep or cause to be kept complete and accurate records and books of account in which shall be entered each transaction of the Company in accordance with generally accepted accounting principles on such basis of accounting as is determined by the Managers. The Managers may employ on behalf of the Company and at the expenses of the Company such firm of certified public accountants as the Managers in their sole discretion deem appropriate to serve as the Company’s accountants.

10.3 Fiscal Year. The fiscal year of the Company for both accounting and income tax purposes shall be the calendar year. The Company shall report its operations, net income and net losses in accordance with the methods of accounting selected by the Managers.

10.4 Tax Elections and Tax Matters Partner. The Managers shall make all elections required or permitted to be made by the Company under the Code and shall designate a tax matters partner pursuant to Section 6231(a)(7) of the Code for all purposes permitted or required by the Code. Panda Interests LLC is designated as the initial tax matters partner for the Company. The tax matters partner shall take such action as may be necessary to cause each other Member to become a notice Member within the meaning of Section 6223 of the Code.

10.5 Cost. The cost of preparing all of the aforesaid records, books, returns and other items shall be borne by the Company.

11. Members of the Company

11.1 Admission as a Member. Subject to the right of Permitted Assignees to be admitted to the Company pursuant to Section 14.1(3), a holder of a Company Interest may be admitted to the Company as a Member only upon the prior written consent of (i) the Managers and (ii) Members owning or holding at least a majority of the Participation Interests, and by agreeing to and becoming bound by all the terms and conditions of this Agreement. A Person may become a new Member upon (1) receiving the written consent of the Managers and Members owning or holding at least a majority of the Participation Interests to such admission and to the amount of the Capital Contribution to be made by such new Member, (2) making such Capital Contribution to the Company, and (3) executing an addendum to this Agreement which by its terms binds such new Member to the terms and conditions set forth herein, recites the Capital Contribution to be made by such new Member and sets forth the Company Interest and Participation Interest to be received by such new Member in exchange for its Capital Contribution. At the time of

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admission of a new Member, the Managers shall amend Exhibit A hereto to reflect the Company Interests and Participation Interests, if any, held by all of the Members, and such revised Exhibit A shall be effective as of the date of admission of the new Member.

11.2 Action By Members Without A Meeting. Any action required or permitted to be taken by the Members pursuant to this Agreement or the Act may be taken without a meeting if the action is: (1) evidenced by one or more written consents describing the action taken, (2) signed by such Members entitled to vote holding such Participation Interests that would be necessary to authorize or take the action, and (3) delivered to the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section 11.2 is effective when all the appropriate Members have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action shall be the date the first Member signs a written consent.

11.3 Nature of Rights and Obligations. Except as expressly provided in this Agreement, none of the Members of the Company, as a Member, shall participate in the management or control of the Company’s business nor shall it transact any Business for the Company. Each of the Members shall indemnify the Company from and against any cost or expense incurred by the Company as a result of any unauthorized action by such Member.

12. Management of the Company

12.1 Managers; Managers’ Responsibility.

(1) Appointment; Resignation.

(a) Subject to Section 12.1(l)(b) below, the Company shall have two (2) Managers (each referred to as a “Manager” and, collectively, the “Managers”), who shall each be appointed by the vote or consent of Members owning or holding at least a majority of the Participation Interests, provided, however, that (i) so long as Panda Interests LLC owns or holds a Company Interest, one such Manager shall be appointed by Panda Interests LLC, in its sole discretion; and (ii) for so long as Mercer Interests LLC owns or holds a Company Interest, the other such Manager shall be appointed by Mercer Interests LLC, in its sole discretion. The foregoing powers of appointment granted to the Successor Members are personal in nature and shall not be included in or otherwise be considered a part of the Company Interests and/or Participation Interests of either of the foregoing named Successor Members. Such powers of appointment shall not be assignable, voluntarily or involuntarily, by either of the foregoing named Successor Members except as expressly provided in this Agreement. Panda Interests LLC hereby appoints Lammot J. du Pont as a Manager of the Company. Mercer Interests LLC hereby appoints Hossein Fateh as a Manager of the Company.

(b) Upon the death or adjudication of incompetency of, or a Bankruptcy Event with respect to, either of Lammot J. du Pont or Hossein Fateh, such individual shall automatically cease to be a Manager and all of the rights, powers and authority of the Managers as described herein and/or pursuant to applicable law, shall be vested in the other of them as the sole Manager, provided such other is alive, has not been adjudicated incompetent, and is not then

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subject to a Bankruptcy Event. Upon the death or adjudication of incompetency of, or a Bankruptcy Event with respect to, Lammot J. du Pont, the power to appoint a Manager granted to Panda Interests LLC in Section 12.1(l)(a) above shall be null and void and of no further force or effect and Mercer Interests LLC, provided it owns a Company Interest at the time, shall have the sole power to appoint the sole Manager of the Company. Upon the death or adjudication of incompetency of, or a Bankruptcy Event with respect to, Hossein Fateh, the power to appoint a Manager granted to Mercer Interests LLC in Section 12.1(l)(a) above shall be null and void and of no further force or effect and Panda Interests LLC, provided it owns a Company Interest at the time, shall have the sole power to appoint the sole Manager of the Company. If neither Panda Interests LLC nor Mercer Interests LLC owns a Company Interest, the Managers shall be chosen as provided in Section 12.1(a) above.

(c) Any Manager may resign at any time, provided not less than sixty (60) days’ written notice is given to the other Manager, if any, and the Members of the Company before the effective date of such resignation.

12.2 Officers of the Company. The Managers may designate one or more individuals as officers of the Company (collectively, the “Officers” and each, an “Officer”), who may but need not have titles, and shall exercise and perform such powers and duties as shall be assigned to them from time to time by the Managers. Any Officer may be removed by the decision of the Managers at any time, with or without cause. Each Officer shall hold office until his or her successor is elected and qualified. Any number of offices may be held by the same individual. So long as any Person is an Officer of the Company, he or she shall devote such time, attention and energies as may be necessary in his or her judgment to perform his or her duties hereunder. To the extent appointed by the Managers, the following Officers shall have the power and authority described below.

(a) President. The President of the Company shall be the chief executive officer of the Company and, in such capacity, shall have general supervision, direction and control of the business and affairs of the Company.

(b) Vice President. The Vice President of the Company shall exercise and perform such powers and duties with respect to the administration of the business and affairs of the Company as from time to time may be assigned to him by the President or the Managers.

(c) Secretary. The Secretary of the Company shall exercise and perform such powers and duties with respect to the administration of the business and affairs of the Company, as from time to time may be assigned to him by the President, the Vice President or the Managers.

12.3 Managers and Officers Rights, Power and Authority; Scope.

(1) The Business of the Company and its affairs and management, including its policies and administration, shall be managed by the Managers and/or such Officers as the Managers may, from time to time, appoint in accordance with Section 12.2 of this Agreement. Subject to Section 12.4, each of the Managers and each of the Officers is an agent of the Company for the purpose of the Business of the Company, including, without limitation, acquiring, owning,

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managing, financing, encumbering, refinancing and selling all or any portion of the Company’s property, whether owned directly or indirectly, whether real or personal, including, without limitation, the Company’s ownership interests in the Subsidiaries and the Property, and for the purpose of the execution in the name of the Company of any instrument, if applicable, and any other document, certificate, affidavit or the like required or desirable in connection with the Business of the Company. Each of the Manager’s and each Officer’s acts bind the Company, unless such act is in contravention of the Certificate of Formation or this Agreement. Every contract, deed, mortgage, deed of trust, deed to secure debt, pledge, lease and other credit agreement or instrument executed by either of the Managers and/or any Officer shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof (a) the Company was in existence, (b) neither this Agreement nor the Certificate of Formation had been amended in any manner so as to restrict the delegation of authority to such Manager or such Officer, and (c) the execution and delivery of such instrument was duly authorized by the Company. Any Person may always rely on a certificate addressed to such Person and signed by either of the Managers and/or any Officer hereunder: (i) setting forth the name of such Manager or the Officer hereunder, (ii) as to the existence or non-existence of any fact which constitutes a condition precedent to acts by such Manager or any Officer or in any other manner germane to the affairs of the Company, (iii) setting forth the Persons who are authorized to execute and deliver any instrument or document on behalf of the Company, (iv) certifying as to the authenticity of any copy of the Certificate of Formation, this Agreement, any amendments thereto and hereto and any other document relating to the conduct of the affairs of the Company, or (v) as to any action taken or not taken by the Company or as to any other matter whatsoever involving the Company, the Managers or any Officer. Neither of the Managers nor any Officer shall have authority to perform any act in respect of the Company in violation of any applicable laws or regulations.

(2) Except as provided elsewhere in this Agreement, or by nonwaivable provisions of applicable law, each of the Managers and each Officer, to the extent authorized by the Managers, shall possess and enjoy all rights and powers necessary or appropriate for the conduct and management of the Business of the Company. Without in any way limiting the matters about which the Managers or Officers may make decisions, the Managers and Officers (to the extent authorized by the Managers) may make decisions relating to: the purchase, sale, exchange, lease, transfer, encumbrance or other acquisition or disposition of any property of the Company or either of the Subsidiaries, including, without limitation, the Property, for cash, other property, or on terms; the conversion of the Property to a condominium; the placing of record title to any Company property or the property of either of the Subsidiaries, including, without limitation, the Property, in its name or in the name of a nominee or a trustee for the purpose of convenience or benefit of the Company or either of the Subsidiaries; the borrowing of money and the obtaining of loans, secured and unsecured, for the benefit of the Company or either of the Subsidiaries, and in connection therewith the issuance of notes, debentures and other debt securities and the securing of the same by assigning for security purposes, pledging or hypothecating all or part of the assets of the Company or either of the Subsidiaries; the expenditure of the capital and receipts of the Company or either of the Subsidiaries; the purchase of equipment, supplies and services as the Managers deem appropriate; the lending or advancing of money to third parties; the investment of funds of the Company or either of the Subsidiaries in interest-bearing bank deposits, governmental obligations, institutional and insured short-term debt securities and short-term

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commercial paper, pending disbursement of the Company’s or either of the Subsidiaries’ funds or to provide a source from which to meet contingencies; the purchase of hazard, liability and other insurance which the Managers may deem necessary or proper; the employment of attorneys, accountants, brokers, consultants and other persons, firms and corporations to render services to the Company or either of the Subsidiaries as the Managers may deem necessary or proper; the enforcement, compromise and settlement of any rights or claims in favor of or against the Company or either of the Subsidiaries or any nominee of the Company; the deposit of funds of the Company in such bank account or accounts as the Managers shall designate and the withdrawal from any such bank accounts upon such signature or signatures as the Managers from time to time may designate; and the taking of all other actions and the execution and delivery of any and all other instruments and agreements as the Managers may deem appropriate to carry out the intents and purposes of this Agreement.

12.4 Manner of Acting; Indemnity. Unless restricted by the Certificate of Formation or this Agreement, any action required or permitted to be taken by the Managers may be taken without a meeting if such action is in writing, and such writing is filed with the Company records. Each of the Managers shall indemnify the Company and the Members from and against any cost or expense incurred by the Company or any Member as a result of any unauthorized action by such Manager. In the event the Managers are unable to agree upon any proposed act or omission regarding a matter, such matter shall be determined by the vote or written consent of Members owning or holding at least a majority of the Participation Interests.

12.5 Managers’ and Officers’ Duty of Care. In discharging their respective duties, each of the Managers and each Officer shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements by agents or other Persons as to matters either of the Managers or such Officer reasonably believes are within such Person’s professional or expert competence, including without limitation information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

12.6 Related Party Transactions.

(1) The Managers may employ on behalf of the Company, on such terms and for such compensation as the Managers may determine, any Persons, including accountants and attorneys, as the Managers, in their sole judgment shall deem desirable for the Business of the Company. Either of the Managers may also employ any such Person in connection with any other business of such Manager.

(2) Notwithstanding that it may constitute a conflict of interest, each of the Members of the Company, each of the Managers, and their respective Affiliates may engage in any transaction with the Company, and vice versa, so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are on terms and conditions which are intrinsically fair and would be obtained in a comparable arm’s-length transaction with an unrelated third party. Additionally,

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unless otherwise restricted by a separate agreement, each of the Members, each of the Managers, and their respective Affiliates may engage in business ventures, including the acquisition of interests in other Persons that are entities, which may compete, directly or indirectly, with the Business of the Company. Neither the Company nor any Member or Manager shall have any rights in or to any income or profits derived by any Member, Manager, and/or their respective Affiliate from such transactions with the Company or other business ventures by virtue of having entered into this Agreement and waives any claim for damages or otherwise with respect thereto.

12.7 Reimbursement of Managers Costs and Managers Compensation. Each of the Managers shall be reimbursed by the Company for all direct out-of-pocket expenses incurred by such Manager on behalf of the Company in connection with the performance of his duties hereunder, including without limitation amounts payable by such Manager for office, accounting, bookkeeping and other services, materials, facilities and professional and legal services rendered or furnished to the Company.

13. Liability of the Member, Managers and Officers; Indemnification

13.1 Limitation of Liability. To the fullest extent permitted pursuant to applicable law, but subject to express provisions of Section 11.3, none of the Members nor any Manager nor any Officer shall be liable to the Company for any loss or damages (of whatever kind or nature) resulting from errors in judgment or for any acts or omissions of the Member, the Manager, or such Officer.

13.2 Indemnification. To the fullest extent permitted pursuant to applicable law, the Company, its receiver or its trustee (but not the Members personally), shall indemnify and defend each of the Members, each of the Managers, and each Officer (collectively, the “Indemnities” and each, an “Indemnitee”) against and hold them harmless from any and all losses, judgments, costs, damages, liabilities, fines, claims and expenses (including, without limitation, reasonable attorneys’ fees and court costs, which shall be paid by the indemnitor(s) as incurred) that may be made or imposed upon such Persons and any amounts paid in settlement by reason of any errors in judgment or any act or omission of the Person(s) entitled to indemnification hereunder. The foregoing right of indemnification shall be in addition to any rights to which each Indemnitee may otherwise be entitled and shall inure to the benefit of the successors or assigns of each Indemnitee.

13.3 Expenses. To the fullest extent permitted pursuant to applicable law, the Company shall pay the expenses incurred by each Indemnitee in defending a civil or criminal action, suit or proceeding. Any right of indemnity granted under this Section 13.3 hereof may be satisfied only out of the assets of the Company and no Indemnitee shall be personally liable with respect to any such claim for indemnification.

13.4 Insurance. The Managers shall have the power to purchase and maintain insurance in reasonable amounts on behalf of itself and each other Indemnitee, and any employees and other agents of the Company against any liability incurred by them in their capacities as such, whether or not the Company has the power to indemnify them against such liability.

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14. Assignment of Interests

14.1 Assignment.

(1) General Prohibitions. Subject to Section 14.1(2) and (3) below, no Member or other Person holding any Company Interest may assign, pledge, hypothecate, sell, transfer or otherwise dispose of all or any part of such Company Interest, without the prior written consent of the Managers, which consent may be granted or withheld in their sole discretion. An assignment, pledge, hypothecation, transfer or other disposition by a Member or other Person of all or any part of their Company Interests in violation of the provisions hereof shall be null and void for all purposes.

(2) Specific Prohibitions. No assignment or other disposition of any Company Interest of any Member may be made if such assignment or disposition, alone or when combined with other transactions, would result in the termination of the Company within the meaning of Section 708 of the Code or under any other relevant section of the Code or any successor statute unless the Managers determine, in their sole discretion, that such termination of the Company within the meaning of Section 708 of the Code would not have a materially adverse effect on the Members or the Company. No assignment or other disposition of any Company Interest may be made without an opinion of counsel satisfactory to the Company that such assignment or disposition is subject to an effective registration under, or is exempt from the registration requirements of, the applicable state and federal securities laws, unless the Company waives in writing the requirement for an opinion of counsel. No Company Interest may be assigned or given to a Person who has been adjudged to be insane or incompetent.

(3) Permitted Transfers. Subject to Section 14.1(2) above, a Member (the “Transferring Member”) may assign, pledge, hypothecate, sell, transfer and/or otherwise dispose of all or any part of such Transferring Member’s Company Interest to any of the following (each a “Permitted Assignee”) without the consent or other approval of any other Member or Manager: (a) another Member; (b) the spouse, children or grandchildren of the Transferring Member or a Key Individual (a “Family Member”); (c) a trust, including the estate of the deceased Transferring Member or a Key Individual, a majority of whose beneficial interests are held for the benefit of the Transferring Member, a Key Individual, or a Family Member, or a combination thereof (a “Family Trust”); and (d) a beneficiary of a Family Trust, provided, such beneficiary is a Key Individual or a Family Member. An assignment to a Permitted Assignee shall entitle such Permitted Assignee to be admitted to the Company as a Member without the consent or approval of any Member or Manager, provided, that, if such Permitted Assignee is not already a Member, such Permitted Assignee agrees to and becomes bound by all the terms and conditions of this Agreement, as the same may be amended, prior to such admission to the Company. If such Permitted Assignee does not agree to and become bound by all the terms and conditions of this Agreement, as the same may be amended, an assignment to such Permitted Assignee shall only entitle the Permitted Assignee to the allocations and distributions to which the assigned Company Interest is entitled, but shall not otherwise allow such Permitted Assignee to be admitted to the Company as a Member or vote as a Member, even if such Permitted Assignee received a Participation Interest, or otherwise have or exercise any rights of a Member. Notwithstanding any provision of this Agreement to the contrary, Exhibit A shall be amended to

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reflect the transfer of a Company Interest to a Permitted Assignee, provided, that if such Permitted Assignee does not agree to and become bound by this Agreement, the fact that such Permitted Assignee is not a Member shall be stated on such revised Exhibit A.

(4) Assignment by Sole Member. In the event that the sole remaining Member assigns or otherwise transfers all of its Company Interest, such Member shall not cease to be a Member until the assignee of such Company Interest is admitted to the Company as a Member.

14.2 Mandatory Withdrawal.

(1) The Company may, in the sole discretion of the Managers, require that a Member’s Company Interest be withdrawn in its entirety in the event the Managers determine or have reason to believe that:

(a) such Member has breached a material provision of this Agreement; or

(b) a Bankruptcy Action has occurred (i) with respect to such Member; or (ii) with respect to Panda Interests LLC, a Bankruptcy Action has occurred with respect to Lammot J. du Pont; or (iii) with respect to Mercer Interests LLC, a Bankruptcy Action has occurred with respect to Hossein Fateh.

(2) Upon such mandatory withdrawal, the Withdrawing Member will receive the Appraised Value (as defined in and calculated pursuant to Section 14.5 below) for such Withdrawing Member’s Company Interest, determined as of the time the event giving rise to the mandatory withdrawal occurred. Any such mandatory withdrawal will be effective as of the date designated by the Company in a notice to the Withdrawing Member (which shall be not less than ten (10) days after delivery of the notice of mandatory withdrawal).

14.3 Effect of Bankruptcy of Member. Notwithstanding any other provision of this Agreement, a Bankruptcy Action by or with respect to a Member shall not affect the Business of the Company, and upon the occurrence of such an event, the Company shall continue without dissolution.

14.4 Withdrawing Member; Call Right.

(1) A Withdrawing Member’s trustee, receiver, devisee, personal representative, guardian or such other personal representative or successor (each referred to as a “Successor”) who receives or otherwise would receive the Withdrawing Member’s Company Interest, as the case may be, shall continue as a holder of such Withdrawing Member’s Company Interest for economic purposes only, and shall have all the rights of such Withdrawing Member for the purpose of settling or managing its estate or property, provided, that such Successor shall not thereafter be considered a Member for purposes of this Agreement or otherwise, including for purposes of voting or inspections of the books and records of the Company. Any transfer by a Successor of any Company Interest shall be subject to all the restrictions hereunder to which such transfer would have been subject if the Withdrawing Member had made such transfer.

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(2) Upon a Member becoming a Withdrawing Member due to the death or adjudication of incompetency of (i) such Member or (ii) a Key Individual, that results or would otherwise result in the transfer of such Member’s Company Interest to a Person other than a Permitted Assignee, the Company shall have the right, exercisable in the sole discretion of the Managers, by written demand to such Withdrawing Member or such Withdrawing Member’s Successor, as the case may be, to acquire all of the Company Interest of the Withdrawing Member, at a purchase price (“Call Purchase Price”) equal to its Appraised Value (as defined in and calculated pursuant to Section 14.5). The Call Purchase Price shall be payable as follows: (a) at the closing of the purchase and sale (the date of which shall be mutually agreed upon by the parties), ten percent (10%) of the Call Purchase Price shall be paid to the Withdrawing Member (or its Successor, as the case may be) and (b) the balance shall be paid over a period of time as evidenced by a Promissory Note containing the following terms: (i) an annual interest rate equal to the sum of the interest rate payable on United States Treasury notes of seven (7) year maturities, plus two and one-half percent (2.5%); (ii) a term of seven (7) years; (iii) level payments of principal and interest over the term of the note; payable on the first date of each calendar quarter; and (iv) a prepayment right without penalty. For purposes of this Section 14.4(2), for Members that are entities, a “transfer of such Member’s Company Interest to a Person other than a Permitted Assignee” shall be deemed to have occurred if, due to the death or adjudication of incompetency of a Key Individual, more than fifty percent (50%) of the ownership of such Member or the control of such Member is transferred to a Person other than a Permitted Assignee

14.5 Appraised Value. For purposes of this Agreement, the “Appraised Value” shall be determined by the following method:

(1) The Company shall select an appraiser who shall determine a value;

(2) If the selling Member accepts the value determined by the Company’s appraiser, such value shall be the Appraised Value. If the selling Member does not accept the value determined by the Company’s appraiser, the selling Member shall select another appraiser who shall determine a value;

(3) If the value determined by such two appraisers is the same (or the lowest value determined by an appraiser is within ten percent (10%) of the value determined by the other appraiser), then such value (or the average of such two values) shall be the Appraised Value;

(4) If the foregoing two values are not the same and the lowest value determined by an appraiser differs by more than ten percent (10%) of the value determined by the other appraiser, then the appraisers shall together select a third appraiser to determine a value;

(5) If the value determined by the third appraiser is more than the higher of the first two appraisals, or less than the lower of the first two appraisals, then the average of the first two appraisals shall be the Appraised Value;

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(6) If the value determined by the third appraiser is between the first two appraisals, then the average of the third appraisal and the closer of the first two appraisals shall be the Appraised Value.

14.6 Instrument of Transfer. No assignment, transfer or other disposition of all or any part of the Company Interest of a Member permitted under this Agreement shall be binding upon the Company unless and until a duly executed and acknowledged counterpart of such assignment or instrument of transfer has been delivered to the Company.

14.7 Treatment of Record Holder of Interest. Anything herein contained to the contrary notwithstanding, the Company shall be entitled to treat the record holder of a Company Interest as the absolute owner thereof, and shall incur no liability by reason of distributions made in good faith to such record holder, unless and until there has been delivered to the Company the assignment or other instrument of transfer and such other evidence as may be reasonably required by the Company to establish to the satisfaction of the Company that a Company Interest has been assigned or transferred in accordance with this Agreement.

15. Dissolution and Liquidation

15.1 Causes of Termination. The Company shall be dissolved, and its affairs shall be wound up, upon the occurrence of any of the following events:

(1) the termination of the legal existence of the last remaining Member or the occurrence of any other event which terminates the continued membership of the last remaining Member unless the Company is continued in a manner permitted by this Agreement or the Act;

(2) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

(3) any other event which pursuant to this Agreement, as the same may hereafter be amended, shall cause a termination of the Company.

15.2 Liquidating Agent. The liquidation of the Company shall be conducted and supervised by the Managers or if there is no Manager, then by a Person designated for such purposes by the Members who own or hold a majority of the Participation Interests (the Manager(s) or such Person designated to liquidate the Company is referred to as the “Liquidating Agent”). The Liquidating Agent hereby is authorized and empowered to execute any and all documents and to take any and all actions necessary or desirable to effectuate the dissolution and liquidation of the Company in accordance with this Agreement. Promptly after the termination of the Company, the Liquidating Agent shall cause to be prepared and furnished to the Members a statement setting forth the assets and liabilities of the Company as of the date of termination. The Liquidating Agent, to the extent practicable, shall liquidate the assets of the Company as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice.

15.3 Application of Liquidation Proceeds. The proceeds of sale and all other assets of the Company shall be applied and distributed in the following order of priority:

(1) to the payment of the expenses of liquidation and the debts and liabilities of the Company, other than debts and liabilities owed to a Member;

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(2) to the payment of debts and liabilities owed to a Member;

(3) to the setting up of any reserves which the Liquidating Agent may deem necessary or desirable for any contingent or unforeseen liabilities or obligations of the Company, provided, any balance of such reserve, at the expiration of such period as the Managers or Liquidating Agent shall deem advisable, shall be distributed in the manner herein provided; and

(4) to the Members pro rata in proportion to the Company Interests.

15.4 Liquidation Period. The liquidation shall be complete within the period required by Trea. Reg. Section 1.704-1 (b)(2)(ii)(b).

15.5 Certificate of Cancellation. Upon compliance with the distribution plan, the Liquidating Agent shall execute, acknowledge and cause to be filed such certificates, articles and other instruments as may be necessary or appropriate to evidence the dissolution, termination and cancellation of the Company.

15.6 Substitute Member. Upon the occurrence of any event that causes the last remaining Member to cease to be a Member, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, within ninety (90) days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (a) to continue the Company; and (b) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member in the Company.

16. Notices

All notices, demands, requests or other communications which are required to be made pursuant to this Agreement shall be in writing and shall be deemed to have been properly given if sent by a nationally recognized courier such as Federal Express or UPS or by registered or certified mail, return receipt requested, with postage prepaid, addressed as follows: (1) if to the Company, to the Company c/o the Managers at the address of the Company’s principal place of business first above written or to such other address or addresses as may be designated by the Managers; (2) if to the Managers, to the Managers at the address of the Company as determined in the preceding sentence or to such other address or addresses as may be designated by the Managers by notice to the Company; and (3) if to a Member, to the address of said Member as indicated on Exhibit A, or to such other address as may be designated by said Member by notice to the Company.

17. Power of Attorney

17.1 Member’s Agreement to Execute Additional Documents. Each Member agrees to execute, acknowledge, swear to, deliver, file, record and publish such further certificates,

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articles, instruments and documents, and do all such other acts and things as may be required by law, or as may be, in the opinion of the Managers, necessary or desirable to carry out the intents and purposes of this Agreement.

17.2 Manager as Attorney-in-Fact. Each Member, whether a signatory hereto or a subsequently admitted Member, hereby irrevocably constitutes and appoints each of the Managers (including any successor Manager) the true and lawful attorney-in-fact of such Member, and empowers and authorizes such attorney-in-fact, in the name, place and stead of each Member, to execute, acknowledge, swear to and file the Certificate of Formation and any amendments thereto, and any other certificates, instruments and documents which may be required to be executed or filed under laws of any state or of the United States, or which the Managers shall deem advisable to execute or file, including without limitation all instruments which may be required to effectuate the formation, continuation, termination, distribution or liquidation of the Company.

17.3 Survival of Power of Attorney. It is expressly acknowledged by each Member that the foregoing power of attorney is coupled with an interest and shall survive any assignment by such Member of such Member’s Company Interest or any other interest in the Company; provided, however, that if such Member shall assign all of such Member’s Company Interest, and the assignee shall become a substituted Member in accordance with this Agreement, then such power of attorney shall survive such assignment only for the purpose of enabling the Managers to execute, acknowledge, swear to and file all instruments necessary or appropriate to effectuate such substitution.

18. Amendments

This Agreement may not be altered, amended, changed, supplemented, waived or modified in any respect or particular unless the same shall be agreed to in writing by Members owning or holding at least seventy-five percent (75%) of the Participation Interests. No amendment may be made to Articles 7, 9, 12, 14, and 15 hereof or to this sentence of this Article 18, insofar as said Articles apply to the financial interests of the Members, except by the unanimous vote or consent of Members owning or holding Participation Interests. No amendment of any provision of this Agreement relating to the voting requirements of the Members on any specific subject shall be made without the affirmative vote or written consent of a least the percentage of Participation Interests required to vote on or consent to such specific subject.

19. Miscellaneous

19.1 Governing Law; Severability. This Agreement and the rights and liabilities of the Members shall be governed by and determined in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, which shall remain in full force and effect.

Amended and Restated

Limited Liability Company Agreement

Yak Management LLC

19.2 Effectiveness. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of July 31, 2007.

19.3 Captions, Gender and Number. The captions in this Agreement are for convenience only and are not to be considered in construing this Agreement. All pronouns shall be deemed to be the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

19.4 Counterparts. This Agreement, and any amendments hereto may be executed in counterparts all of which taken together shall constitute one agreement.

19.5 Entire Agreement. This Agreement sets forth the entire agreement with respect to the subject matter hereof. It is the intention of the Members that this Agreement shall be the sole source of agreement related to the Company, and, except to the extent a provision of this Agreement provides for the incorporation of Federal income tax rules or is expressly prohibited or ineffective under the Act, this Agreement shall govern even when inconsistent with, or different from, the provisions of any applicable law or rule. To the extent any provision of this Agreement is prohibited or otherwise ineffective under the Act, such provision shall be considered to be ineffective to the smallest degree possible in order to make this Agreement effective under the Act. If the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

19.6 Effect on Successors. Subject to the limitations on transferability contained herein, this Agreement shall be binding upon and inure to the benefit of the Members and their successors and assigns. Each Person who becomes a Member, by becoming a Member, ratifies, affirms, and confirms, and agrees to be bound by, all actions taken by the Company, pursuant to the provisions of this Agreement, as the same may be amended from time to time, prior to the date such Person becomes a Member.

19.7 Third-Party Benefit. No provision of this Agreement is intended to be for the benefit of or enforceable by any third party.

[signature page follows]

Amended and Restated

Limited Liability Company Agreement

Yak Management LLC

Signature Page

IN WITNESS WHEREOF, each of the Successor Members has executed this Agreement effective as of the 31 day of July 2007.

Panda Interests LLC
A Virginia limited liability company

By:	/s/ Lammot J. du Pont
Lammot J. du Pont
Its:	Manager

Mercer Interests LLC
A Delaware limited liability company

By:	/s/ Hossein Fateh
Hossein Fateh
Its:	Manager

By signing below, each of the undersigned individuals accepts his appointment as a Manager in the foregoing Agreement.

/s/ Lammot J. du Pont
Lammot J. du Pont

/s/ Hossein Fateh
Hossein Fateh

Amended and Restated

Limited Liability Company Agreement

Yak Management LLC

Signature Page

EXHIBIT A

TO THE

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

YAK MANAGEMENT LLC

(as of July 31, 2007)

MEMBER	CAPITAL CONTRIBUTION	COMPANY INTEREST	PARTICIPATION INTEREST

Panda Interests LLC P.O. Box 1136 McLean, Virginia 22101		50%	50%

Mercer Interests LLC 1212 New York Avenue, NW Suite 900 Washington, D.C. 20005		50%	50%

TOTAL		100%	100%

Amended and Restated

Limited Liability Company Agreement

Yak Management LLC

Exhibit A